Exhibit 99.2

CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231 tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. NAMES CHIEF FINANCIAL OFFICER AND

ANNOUNCES THE RESIGNATION OF CHIEF ACCOUNTING OFFICER

NAPERVILLE, IL (February 19, 2007) – Factory Card & Party Outlet Corp. (NASDAQ: FCPO), announced today that Timothy J. Benson has been named as the Company’s Vice President, Treasurer and Chief Financial Officer. Mr. Benson is a graduate of Augustana College and Lake Forest Graduate School of Management.

“During his 11 years of service, Tim has done an outstanding job performing in a variety of corporate finance and accounting roles, including his most recent position as Vice President and Treasurer,” stated Gary W. Rada, President and Chief Executive Officer. “Tim’s leadership skills, professionalism, experience and knowledge of the Company make him uniquely qualified for this very important role, particularly as we explore new strategic paths including the potential sale of the company” added Mr. Rada.

Mr. Benson will report directly to Gary Rada, the company’s President and Chief Executive Officer.

The Company also announced today that Jarett A. Misch, the company’s Chief Accounting Officer, is leaving the Company to pursue other opportunities. “I am very grateful to Jarett for his many important contributions to the Company over the past seven years and wish him every success in his future endeavors,” stated Mr. Rada.

Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 187 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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